AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, to the Distribution Agreement dated as of September 1, 2017, as amended (the “Agreement”), is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company,”), and is effective as of the last signature on the signature block.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the AAM Low Duration Preferred & Income ETF in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the fee schedule in Exhibit B; and

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

2.	Schedule B of the Agreement is hereby superseded and replaced with Schedule B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael D. Barolsky	By:	/s/ Teresa Cowan
Name: Michael D. Barolsky		Name: Teresa Cowan
Title: Vice President and Secretary		Title: President
Advisors Asset Management, Inc with respect to Article 5

By:_/s/ Lance McGray

Name: Lance McGray

Title Managing Director – Head of ETF Products

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SCHEDULE A

List of Funds

Name of Series
AAM S&P 500 High Dividend Value ETF
AAM S&P Emerging Markets High Dividend Value ETF
AAM S&P Developed Markets High Dividend Value ETF
AAM Low Duration Preferred & Income ETF

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SCHEDULE B – Distribution Agreement – ETF Series Solutions

Base Fee for Regulatory Distribution Services at November 2019
The following reflects the greater of the basis point fee or annual minimum1 where Advisers Asset Management name acts as Adviser to the fund in the ETF Series Solutions (ESS) ETF Trust.

Annual Minimum per Fund2            Basis Points on Trust AUM2
Funds 1-5    $[ ]            First $500m    [ ] bp
Funds 6-10    $[ ]            Next $500m    [ ] bp
Funds 11+    $[ ]            Balance        [ ] bp

Default Sales Loads, and underwriter concessions, if any, payable to the Distributor.

See APPENDIX E for Services and Associate Fees in addition to Base Fee
See APPENDIX E for OPTIONAL Supplemental Services and Associated Fees

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.
Once a Fund is operational, should “The Advisor” terminate this service agreement with U.S. Bank prior to the end of the initial two-year period, “The Advisor” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Advisor” launched a Fund on March 1, 2018 and terminated the relationship on June 30, 2020, “The Advisor” would owe would owe U.S. Bank up to [ ]% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody + $[ ] Distributor)

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly

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SCHEDULE B (continued) – Distribution Agreement – ETF Series Solutions

Regulatory Distribution Services (in addition to the Base Fee)

Quasar Distributors Advertising Review

▪	Standard Advertising Compliance Review
- $[ ] per communication piece for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.
- $[ ] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video);
$[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change.
(FINRA filing fee may not apply to all communication pieces.)

▪	Expedited Advertising Compliance Review
- $[ ] for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video)
thereafter, 24 hour initial turnaround.
- $[ ] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video)
$[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change.
(FINRA filing fee may not apply to all communication pieces.)
OPTIONAL Services Provided by Quasar upon Client Request
▪Registered Representative Licensing
- $[ ] per year per registered representative
- Licenses sponsored: Series 6, 7, 24, 26, 27, 63, 66
- All associated FINRA and state fees for registered representatives, including license and renewal fees

▪	The design and/ or production of fund fact sheets, commentaries, brochures and other sales support materials – Project priced via proposal

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